UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

Agios Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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38 Sidney Street, 2nd Floor, Cambridge, Massachusetts 02139

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 23, 2015

Dear Stockholder:

You are cordially invited to our Annual Meeting of Stockholders on Tuesday, June 23, 2015, beginning at 9:00 a.m., Eastern Time, at our new offices, 88 Sidney Street, Cambridge, Massachusetts 02139, for the following purposes:

1.	To elect three directors to serve as class II directors for a three-year term to expire at the 2018 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on April 24, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders as of the record date are cordially invited to attend the meeting.

By Order of the Board of Directors,

David P. Schenkein, M.D.

Chief Executive Officer

Cambridge, Massachusetts

April 29, 2015

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD.

38 Sidney Street, 2nd Floor, Cambridge, Massachusetts 02139

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 23, 2015

This proxy statement contains information about our 2015 annual meeting of stockholders. The meeting will be held on Tuesday, June 23, 2015, beginning at 9:00 a.m. local time, at our new offices, 88 Sidney Street, Cambridge, Massachusetts 02139. This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendations of our board of directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary written notice to that effect at 88 Sidney Street, Cambridge, Massachusetts 02139, attention: Corporate Secretary.

These proxy materials, together with our annual report to stockholders for our 2014 fiscal year, are first being mailed to stockholders on or about April 29, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 23, 2015:

This proxy statement and our 2014 annual report are available electronically at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2015 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about April 29, 2015 to all stockholders of record entitled to vote at the annual meeting.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

(1)	To elect three directors to serve as Class II directors for a three-year term.

(2)	To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Stockholders will also act on any other business that may properly come before the meeting, or any adjournment or postponement thereof.

Who can vote?

Only stockholders of record at the close of business on April 24, 2015, the record date for the annual meeting, are entitled to vote at the annual meeting. On this record date, there were 37,295,668 shares of our common stock outstanding. Common stock is our only class of stock outstanding.

How many votes do I have?

Each share of our common stock that you own as of the record date, April 24, 2015, entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions, chose the way to vote that is the easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, brokerage firm or other nominee, you may vote:

(1)	Over the Internet: Go to the website of our tabulator at www.proxyvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern Daylight Time, on June 22, 2015, the day before the annual meeting, for your proxy to be validly submitted over the internet and your vote to count.

(2)	By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Daylight Time, on June 22, 2015, the day before the annual meeting, for your telephonic proxy to be valid and your vote to count.

(3)	By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive the proxy card no later than June 22, 2015, the day before the annual meeting, for your mailed proxy to be valid and your vote to count. Your shares will be voted according to your instructions. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

(4)	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a bank, brokerage firm, or other nominee, you may vote:

(1)	Over the Internet or by Telephone: You will receive instructions from your bank, brokerage firm, or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2)	By Mail: You will receive instructions from your bank, brokerage firm, or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)	In Person at the Meeting: You must bring an account statement or letter from your bank, brokerage firm or other nominee showing that you are the beneficial owner of the shares as of the record date in order to vote your shares at the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

Can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:

(1)	Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., Eastern Daylight Time, on June 22, 2015.

(2)	Sign a new proxy and submit it by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 as instructed above. Broadridge must receive the proxy card no later than June 22, 2015. Only your latest dated proxy will be counted.

(3)	Attend the annual meeting and vote in person as instructed above. Attending the annual meeting alone will not revoke your internet vote, telephone vote or proxy submitted by mail, as the case may be.

(4)	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your bank, brokerage firm, or other nominee. You may also vote in person at the annual meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a broker’s proxy as described in the answer to the question “How do I vote?” above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning your proxy by mail or by ballot at the annual meeting.

If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your voting instructions. Brokerage firms can vote customers’ unvoted shares on routine matters but they will not be allowed to vote your shares with respect to certain non-routine items. If you do not return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted.

Your brokerage firm cannot vote your shares on any matter that is not considered routine. Proposal 1, election of directors, is not considered a routine matter. If you do not instruct your brokerage firm how to vote with respect to this item, your brokerage firm may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Proposal 2, ratification of the appointment of our independent registered public accounting firm, is considered a routine matter, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions to them.

How many shares must be represented to hold the annual meeting?

A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy by mail, or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by banks, brokerage firms or nominees who indicate on their proxies that they do not have authority to vote those shares on Proposal 1, or broker non-votes. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of the record date, April 24, 2015, or approximately 18,647,835 shares, constitutes a quorum at the meeting, permitting us to conduct the business of the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1 — Election of Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is not considered a routine matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in “street name” by banks, brokerage firms, or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•	vote FOR all nominees;

•	vote FOR a particular nominee or nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is considered a routine matter. If your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your unvoted shares on Proposal 2. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 2.

Although stockholder approval of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2015 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2015.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR the election of each of the three nominees to serve on our board of directors, each for a three-year term; and

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Are there other matters to be voted on at the annual meeting?

We do not know of any matters that may come before the annual meeting other than the election of our board of directors and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Will my vote be kept confidential?

Your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on the proxy card.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be tallied by the inspector of election and published in a current report on Form 8-K to be filed with the Securities and Exchange Commission, or SEC, within four business days after the annual meeting.

How and when may I submit a stockholder proposal, including stockholder nomination for director for the 2016 annual meeting?

Under our bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2016 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.” Such submissions must state the nominee’s name, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, as well as other information required by our bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require in determining the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokerage firms and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We may reimburse them for their expenses.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2014 that we filed with the SEC, we will send you one without charge. Please contact Lora Pike, Investor Relations. She may be contacted at 38 Sidney Street — 2nd Floor, Cambridge, Massachusetts 02139; telephone: 617-649-8608; e-mail: lora.pike@agios.com.

All of our SEC filings are also available free of charge in the “Investors & Media — SEC Filings” section of our website at www.agios.com.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Lora Pike in our Investor Relations department. She may be contacted before May 31, 2015 at 38 Sidney Street — 2nd Floor, Cambridge, Massachusetts 02139 and after May 31, 2015 at 88 Sidney Street, Cambridge, Massachusetts 02139; telephone: 617-649-8608; e-mail: lora.pike@agios.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, banks, brokerage firms or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their bank, brokerage firm or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your bank, brokerage firm or other intermediary from whom you received such mailing. We will promptly deliver a separate copy of the proxy statement and/or annual report to you if you contact us at the following address or telephone number: Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, MA 02139, Attention: Corporate Secretary, 617-649-8600. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their bank, brokerage firm or other intermediary or by contacting us at the address or telephone number above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 31, 2015, by:

•	each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	our principal executive officer, our principal financial officer and our other executive officers named in the Summary Compensation Table below, whom we collectively refer to as our named executive officers; and

•	all directors and executive officers as a group.

The percentage of shares beneficially owned is computed on the basis of 37,289,050 shares of our common stock outstanding as of March 31, 2015. The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2015 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Agios Pharmaceuticals, Inc., 38 Sidney Street, 2nd Floor, Cambridge, MA 02139. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Common Stock Owned	+	Common Stock Underlying Options and Other Rights Acquirable Within 60 Days	=	Total Beneficial Ownership
Name of Beneficial Owner					Number	Percentage

5% Stockholders
Entities affiliated with Celgene Corporation(1)	5,242,704		—		5,242,704	14.06%
ARCH Venture Fund VII, L.P.(2)	3,088,590		—		3,088,590	8.28%
Flagship Ventures Fund 2007, L.P.(3)	1,930,369		—		1,930,369	5.18%
Entities affiliated with Fidelity Management & Research Company(4)	5,494,348		—		5,494,348	14.73%
Capital World Investors(5)	3,098,997		—		3,098,997	8.31%
Wellington Management Group LLP(6)	2,014,480		—		2,014,480	5.40%
BB Biotech AG(7)	1,864,921		—		1,864,921	5.00%

Named Executive Officers and Directors
David P. Schenkein, M.D.(8)	344,273		639,229		983,502	2.59%
Duncan Higgons	112,835		240,280		353,115	*
Scott Biller, Ph.D.	42,770		173,149		215,919	*
Christopher Bowden, M.D.	—		30,000		30,000	*
Glenn Goddard	—		20,487		20,487	*
Lewis C. Cantley, Ph.D.	353,932		157,954		511,886	1.37%
Douglas G. Cole, M.D.(9)	1,861		12,500		14,361	*
Paul J. Clancy	—		24,666		24,666	*
Kaye Foster-Cheek	—		—		—	*
Perry Karsen(10)	—		12,500		12,500	*
John M. Maraganore, Ph.D.	50,689		22,500		73,189	*
Robert T. Nelsen(11)	3,093,050		12,500		3,105,550	8.33%
Kevin P. Starr	184,386		13,250		197,636	*
Marc Tessier-Lavigne, Ph.D.	101,009		29,113		130,122	*
All executive officers and directors as a group (14 persons)	4,284,805		1,388,128		5,672,933	14.67%

*	Less than 1%.

(1)	Based solely on a Schedule 13D/A filed with the SEC on December 17, 2014. Consists of 4,010,926 shares of common stock held by Celgene European Investment Company LLC (“Celgene LLC”), 708,333 shares of common stock held by Celgene Alpine Investment Co., LLC (“Celgene Alpine LLC”) and 523,445 shares of common stock held by Celgene Corporation (“Celgene”). Celgene LLC and Celgene Alpine LLC are wholly-owned subsidiaries of Celgene Corporation. Celgene LLC has shared voting and dispositive power over 4,010,926 shares of common stock, Celgene Alpine LLC has shared voting and dispositive power over 708,333 shares of common stock and Celgene has sole voting and dispositive power over 523,445 shares of common stock and shared voting and dispositive power over 4,719,259 shares of common stock. The address for Celgene Corporation is 86 Morris Avenue, Summit, NJ 07901.

(2)	Consists of 3,088,590 shares of common stock (the “Shares”) of which ARCH Venture Fund VII, L.P. (“ARCH Venture Fund VII”) is the record owner. ARCH Venture Partners VII, L.P. (“AVP VII LP”), as the sole general partner of ARCH Venture Fund VII, may be deemed to beneficially own the Shares. ARCH Venture Partners VII, LLC (“AVP VII LLC”), as the sole general partner of AVP VII LP, may be deemed to beneficially own the Shares. As managing directors of AVP VII LLC, each of Keith Crandell, Clinton Bybee and Robert Nelsen, a member of our board of directors, may also be deemed to share the power to direct the disposition and voting of the Shares. Each of ARCH Venture Fund VII, AVP VII LP, AVP VII LLC and Messrs. Crandell, Nelsen and Bybee (the “Reporting Persons”) disclaims beneficial ownership of the Shares except for such Shares that such Reporting Person holds of record. The address for each of the Reporting Persons is 8725 West Higgins Road, Suite 290, Chicago, IL 60631.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2015. Includes 1,930,369 shares of common stock (the “Shares”) of which Flagship Ventures Fund 2007, L.P. (“Flagship Fund”) is the record holder. As the general partner of Flagship Fund, Flagship Ventures 2007 General Partner LLC (“Flagship GP”) may be deemed to beneficially own the Shares. Noubar B. Afeyan, Ph.D. and Edwin M. Kania, Jr., as Managers of Flagship GP, may be deemed to beneficially own the Shares. Flagship Fund, Flagship GP, Dr. Afeyan and Mr. Kania share voting and dispositive power over the Shares. Each of Flagship Fund, Flagship GP, and Dr. Afeyan and Mr. Kania (the “Reporting Persons”) expressly disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein. The address for each of the Reporting Persons is One Memorial Drive, 7th Floor, Cambridge, MA 02142.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2015. FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson are each the beneficial owners of 5,494,348 shares of common stock. FMR LLC has sole voting power over 279,514 shares of common stock and sole dispositive power over 5,494,348 shares of common stock, and Edward C. Johnson 3d and Abigail P. Johnson have sole dispositive power over 5,494,348 shares of common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)	Based solely on a Schedule 13G filed with the SEC on February 13, 2015. Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of 3,098,997 shares of common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(6)	Based solely on a Schedule 13G filed with the SEC on February 12, 2015. Wellington Management Group LLP (“Wellington”) is deemed to be the beneficial owner of 2,014,480 shares of common stock, with respect to which it reported shared voting power over 1,385,102 shares and shared dispositive power over 2,014,480 shares. The address Wellington is 280 Congress Street, Boston, MA 02210.

(7)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2015. BB Biotech AG (“BB Biotech”) and its wholly-owned subsidiary Biotech Target N.V. (“Biotech Target”) share voting and dispositive power over 1,864,921 shares of common stock. The address of BB Biotech and Biotech Target is Vordergasse 3, CH-8200 Schaffhausen, Switzerland.

(8)	Includes 241,772 shares of common stock held by the David P. Schenkein 2004 Revocable Trust, and 102,501 shares of common stock held by the Amy P. Schenkein 2004 Revocable Trust.

(9)	Dr. Cole is a member of Flagship GP, the sole general partner of Flagship Fund. Dr. Cole does not have either voting or investment control over Flagship Fund’s shares and he disclaims beneficial ownership of Flagship Fund’s shares, except to the extent of his pecuniary interest therein. Dr. Cole holds 1,861 shares in his individual capacity.

(10)	Mr. Karsen does not own shares in his individual capacity. He is an executive vice president of Celgene Corporation. Celgene LLC and Celgene Alpine LLC are wholly-owned subsidiaries of Celgene Corporation. Mr. Karsen does not have either voting or investment control over Celgene LLC’s or Celgene Alpine LLC’s shares and he disclaims beneficial ownership of Celgene LLC’s and Celgene Alpine LLC’s shares, except to the extent of his pecuniary interest therein, if any.

(11)	Consists of the shares described in note (3) above. Mr. Nelsen is a managing director of AVP VII LLC, which is the sole general partner of AVP VII LP, which is the sole general partner of ARCH Venture Fund VII, and as such may be deemed to beneficially own such shares. Mr. Nelsen disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2014, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except with respect to (i) a Form 4 filing made on April 3, 2014 to report shares of common stock acquired by Dr. Maraganore on July 24, 2013, (ii) a Form 4 filing made on April 3, 2014 to report shares of common stock acquired by Dr. Tessier-Lavigne on July 24, 2013, (iii) Form 4 filings made on June 5, 2014 to report annual option grants to each of our non-employee directors (Drs. Cantley, Cole, Maraganore, and Tessier-Lavigne and Messrs. Clancy, Karsen, and Nelson) on May 30, 2014, (iv) a Form 4 filing made on June 9, 2014 to report an annual option grant made to Mr. Starr on May 30, 2014 and (v) a Form 4 filing made on September 3, 2014 to report stock options exercised by Dr. Biller on August 7, 2014.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our directors may fill existing vacancies on the board of directors.

The term of office of our Class II directors, Dr. Douglas G. Cole, Dr. John M. Maraganore and Kaye Foster-Cheek, will expire at the 2015 annual meeting. Accordingly, the nominees for Class II directors for election at the 2015 annual meeting are Drs. Cole and Maraganore and Ms. Foster-Cheek. If any of Drs. Cole or Maraganore or Ms. Foster-Cheek are elected at the 2015 annual meeting, such individual will be elected to serve for a three-year term that will expire at our 2018 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form are to be voted for Drs. Cole and Maraganore and Ms. Foster-Cheek or, in the event that any of Drs. Cole or Maraganore or Ms. Foster-Cheek are not a candidate or are unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and adherence to high ethical standards. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The following paragraphs provide information as of the date of this proxy statement about each director and nominee for director, as furnished to us by the directors and nominees for director. The information presented includes information each such individual has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each such individual’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our directors and director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each of our directors and nominees for director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships between or among any of our officers, directors or nominees for director.

Nominees for Election to the Board of Directors

Term Expiring at the 2018 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Agios Pharmaceuticals, Inc.
Douglas G. Cole, M.D.	54	Director
Kaye Foster-Cheek	55	Director
John M. Maraganore, Ph.D.	52	Director

Douglas G. Cole, M.D. has served as a member of our board of directors since December 2007. Dr. Cole has been a general partner of Flagship Ventures, where he has focused on life science investments, since 2001. He currently serves on the boards of directors of several private biopharmaceutical companies, including Ensemble Therapeutics Corporation, Quanterix Corporation, Permeon Biologics, Inc., and Syros Pharmaceuticals Inc. In the past five years, Dr. Cole has served on the boards of Seventh Sense Biosystems, Inc., Resolvyx Pharmaceuticals, Inc., Receptos, Inc., AVEO Pharmaceuticals, Inc., Tetraphase Pharmaceuticals, Inc., Concert Pharmaceuticals, Inc., Selecta Biosciences, Inc., Avedro, Inc., Zalicus, Inc. (formerly CombinatoRx), Moderna Therapeutics, CGI Pharmaceuticals, and Morphotek Inc. Dr. Cole holds a B.A. in English from Dartmouth College and an M.D. from the University of Pennsylvania School of Medicine. We believe Dr. Cole’s qualifications to sit on our board of directors include his substantial experience as an investor in emerging biopharmaceutical and life sciences companies, as well as his experience serving on the board of directors for several biopharmaceutical companies.

Kaye Foster-Cheek has served as a member of our board of directors since December 2014. Ms. Foster-Cheek has more than 25 years of experience in human resources in the pharmaceutical industry and is the former senior vice president, global human resources at Onyx Pharmaceuticals, Inc., an Amgen subsidiary and a biopharmaceutical company. At Onyx, which was acquired by Amgen in 2013, she led all aspects of human resources for U.S. and global operations. Prior to joining Onyx, Ms. Foster-Cheek was global vice president of human resources and an executive committee member at Johnson and Johnson, a publicly-traded healthcare company, from 2003 to 2010. Before Johnson and Johnson, Ms. Foster-Cheek held several senior human resources executive positions with Pfizer Inc., a publicly-traded pharmaceuticals company, supporting its pharmaceuticals businesses in Japan, Asia, Africa, Middle East and Latin America and, notably, led the integration of both the Warner-Lambert and Pharmacia mergers for these regions. Prior to that, she gained 10 years of operational experience within The Yellow Pages. She currently serves on the board of directors of Stanford Health Care, a hospital and healthcare system, and also serves on the boards of Spelman College and Girls for a Change. She earned her undergraduate degree at Baruch College of the City University of New York and received her MBA from Columbia University, Graduate School of Business. We believe Ms. Foster-Cheek’s qualifications to serve on our board of directors include her extensive experience as an executive in the pharmaceuticals industry.

John M. Maraganore, Ph.D. has served as a member of our board of directors since November 2011. Since December 2002, Dr. Maraganore has served as the chief executive officer and as a director of Alnylam Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company. From December 2002 to December 2007, Dr. Maraganore served as president of Alnylam. From April 2000 to December 2002, Dr. Maraganore served as senior vice president, strategic product development with Millennium Pharmaceuticals, Inc. (a wholly-owned subsidiary of Takeda Pharmaceuticals Company Limited), a biopharmaceuticals company. Before Millennium, he served as director of molecular biology and director of market and business development at Biogen, Inc, a publicly-traded biotechnology company. Prior to Biogen, Dr. Maraganore was a scientist at ZymoGenetics, Inc., a biotechnology company, and The Upjohn Company, a pharmaceutical manufacturing company. Dr. Maraganore is a director of bluebird bio, Inc., a publicly-traded biopharmaceutical company, and Tempero Pharmaceuticals, a majority-owned subsidiary and affiliate of GlaxoSmithKline. In addition, he is a venture partner at Third Rock Ventures, L.P., where he participates in a limited capacity focusing on guiding strategy for Third Rock and its portfolio companies, and was formerly chairman of the board of directors of Regulus

Therapeutics, Inc., a publicly-traded company. He is also a member of the Immunology Advisory Council of Harvard Medical School and a member of the board of directors of the Biotechnology Industry Organization. Dr. Maraganore holds an M.S. and a Ph.D. in Biochemistry and Molecular Biology from the University of Chicago and a B.A. in Biological Sciences also from the University of Chicago. Dr. Maraganore has over 25 years of experience in the biotechnology industry, bringing to our board critical scientific, research and development, and general management expertise.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF DR. DOUGLAS G. COLE, DR. JOHN M. MARAGANORE AND KAYE FOSTER-CHEEK.

Members of the Board of Directors Continuing in Office

Term Expiring at the 2016 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Agios Pharmaceuticals, Inc.
David P. Schenkein, M.D.	57	Chief Executive Officer and Director
Robert T. Nelsen	51	Director
Marc Tessier-Lavigne, Ph.D.	55	Director

David P. Schenkein, M.D. joined Agios in August 2009 as chief executive officer and a member of our board of directors. Dr. Schenkein has been a hematologist and medical oncologist for more than 20 years. He currently serves as an adjunct attending physician in hematology at Tufts Medical Center. Prior to joining Agios, from March 2006 to July 2009, Dr. Schenkein was the senior vice president, clinical hematology/oncology at Genentech, Inc., a pharmaceutical company, where he was responsible for numerous successful oncology drug approvals and leading the medical and scientific strategies for its BioOncology portfolio. While at Genentech, he served as an adjunct clinical professor of medical oncology at Stanford University School of Medicine. Prior to joining Genentech, he served as the senior vice president of clinical research at Millennium, overseeing the clinical development and worldwide approval of VELCADE®, a first-in-class cancer therapy now approved to treat multiple myeloma and non-Hodgkins lymphoma. Dr. Schenkein currently serves on the board of directors of Foundation Medicine, Inc. and bluebird bio, both public biopharmaceutical companies. Dr. Schenkein holds a B.A. in chemistry from Wesleyan University and an M.D. from the State University of New York Upstate Medical School. We believe that Dr. Schenkein’s detailed knowledge of our company and his extensive background in the biotechnology industry, including his roles at Genentech and Millennium, provide a critical contribution to our board of directors.

Robert T. Nelsen has served as a member of our board of directors since December 2007. Mr. Nelsen was a co-founder of ARCH Venture Partners, a venture capital firm, and has served in various capacities for ARCH and affiliated entities since July 1986. Mr. Nelson is currently a managing director of ARCH Venture Corporation. Mr. Nelsen has played a significant role in the early sourcing, financing and development of more than 30 companies. Mr. Nelsen is a director of Sapphire Energy, Inc., Bellerophon Therapeutics, Inc., Ensemble Therapeutics, Juno Therapeutics, Sage Therapeutics, Inc., Syros Pharmaceuticals, NextCODE Health, and serves as chairman of the board of Hua Medicine Ltd. Mr. Nelsen previously served as a Trustee of the Fred Hutchinson Cancer Research Institute, the Institute for Systems Biology, and as a director of the National Venture Capital Association. Mr. Nelsen previously served on the boards of Illumina, Inc., Ikaria Inc., Kythera Biopharmaceuticals, Inc., Caliper Life Sciences, Inc., Adolor Corporation, NeurogesX, Inc., Receptos, Inc., and entities affiliated with deCode Genetics, Inc, among others. Mr. Nelsen received a B.S. with majors in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago. We believe Mr. Nelsen is qualified to sit on our board of directors due to his extensive experience as an investor in, and director of, early stage biopharmaceutical and life sciences companies.

Marc Tessier-Lavigne, Ph.D. has served as a member of our board of directors since September 2011. Dr. Tessier-Lavigne has served as president of the Rockefeller University, as well as professor and Head of the Laboratory of Brain Development and Repair, since 2011. Previously, he was employed at Genentech from 2003 to 2011, where he became executive vice president for research and chief scientific officer, and directed 1,400 people in disease research and drug discovery in cancer, immune disorders, infectious diseases and neurodegenerative diseases. Prior to his tenure at Genentech, Dr. Tessier-Lavigne was an investigator with the Howard Hughes Medical Institute from 1994 to 2003 and a professor at Stanford University and the University of California, San Francisco from 1991 to 2003. He is a member of the Board of Directors of Pfizer, Regeneron Pharmaceuticals Inc., and Juno Therapeutics, all publicly traded biopharmaceutical companies. He also serves on the board of trustees of the Rockefeller University and the Rockefeller Archive Center and the board of directors of the Federal Reserve Bank of New York. He is a member of the National Academy of Sciences and its Institute of Medicine, and a fellow of the Royal Society (UK), the Royal Society of Canada, the American Academy of Arts and Sciences, the American Association for the Advancement of Science, and the Academy of Medical Sciences (UK). Dr. Tessier-Lavigne earned undergraduate degrees from McGill University and from Oxford University, where he was a Rhodes Scholar. He received his Ph.D. from University College London, and conducted postdoctoral work at the MRC Developmental Neurobiology Unit in London and at Columbia University. Dr. Tessier-Lavigne’s qualifications to sit on our board of directors include his pioneering research, his deep scientific knowledge and his reputation as an exceptional leader in the biotechnology industry.

Term Expiring at the

2017 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Agios Pharmaceuticals, Inc.
Dr. Lewis C. Cantley	66	Director
Perry Karsen	60	Director
Paul J. Clancy	53	Director

Lewis C. Cantley, Ph.D. has served as a member of our board of directors since August 2007. Dr. Cantley has served as a director of the Cancer Center at Weill Cornell Medical College and New York-Presbyterian Hospital since October 2012. Prior to that, from 1992 to 2012 Dr. Cantley was a professor of systems biology at Harvard Medical School and chief of the division of Signal Transduction at Beth Israel Deaconess Medical Center, a major teaching hospital of Harvard Medical School in Boston. From 2007 to 2012, Dr. Cantley also served as director of the Cancer Center at Beth Israel Deaconess Medical Center. Dr. Cantley is a member of the American Academy of Arts and Sciences and the National Academy of Sciences, and serves on the editorial boards of the journals Cell and the Journal of Cell Biology. He currently serves on the board of directors of the American Association of Cancer Research and Hope Foundation for Cancer Research, non-profit organizations that promote cancer research. Dr. Cantley is the recipient of the 2005 Pezcoller Foundation-American Association for Cancer Research International Award for Cancer Research, for his leadership in the field of signal transduction, including the discovery of the phosphatidylinositol -3-kinase (PI3K) signaling pathway. Dr. Cantley received his B.S. in chemistry from West Virginia Wesleyan College, and obtained a Ph.D. in biophysical chemistry from Cornell University. Dr. Cantley’s qualifications to sit on our board of directors include his position as a foremost expert in understanding the biochemical pathways linking cancer and metabolism.

Perry Karsen has served as a member of our board of directors since November 2011. Mr. Karsen currently serves as the chief executive officer of the Celgene Cellular Therapeutics division of Celgene Corporation, a publicly-traded global biopharmaceutical company, and as executive vice president of Celgene. Mr. Karsen served as chief operations officer of Celgene from July 2010 to May 2013, and as senior vice president and head of worldwide business development of Celgene from 2004 to 2009. Between February 2009 and July 2010, Mr. Karsen was chief executive officer of Pearl Therapeutics, a privately held biotechnology company. Prior to his tenure with Celgene, Mr. Karsen held executive positions at Human Genome Sciences, Bristol-Myers Squibb, a publicly-traded biopharmaceutical company, Genentech and Abbott Laboratories, a publicly-traded pharmaceuticals and healthcare products company. In addition, Mr. Karsen served as a general partner at Pequot Ventures. He is a member of the Boards of Directors of publicly-traded life sciences companies Navidea Biopharmaceuticals, Inc. and Alliqua Biomedical, Inc. Mr. Karsen also serves as a member of the boards of directors of the Biotechnology Industry Organization (BIO), BayBio and the Life Sciences Foundation. Mr. Karsen has a Masters of Management degree from Northwestern University’s Kellogg Graduate School of Management, a Masters in Teaching of Biology from Duke University, and a B.S. in Biological Sciences from the University of Illinois, Urbana-Champaign. Mr. Karsen brings to his service as a director his significant executive leadership experience, including his experience as an executive at some of the largest and most successful multi-national pharmaceutical companies, as well as his membership on boards of directors of various trade organizations.

Paul J. Clancy has served as a member of our board of directors since September 2013. Mr. Clancy has more than 20 years of experience in financial management and strategic business planning, and has served as the executive vice president and chief financial officer at Biogen Idec since August 2007. He also served as senior vice president of finance of Biogen Idec, with responsibilities for leading the treasury, tax, investor relations and business planning groups. Prior to the merger of Biogen and Idec, Mr. Clancy was the vice president of portfolio management at Biogen Inc. He joined Biogen Inc. in 2001 as vice president of U.S. marketing. Before Biogen Inc., Mr. Clancy spent 13 years at PepsiCo Inc., a publicly-traded food and beverage company, serving in a variety of financial and general management positions, including vice president and general manager of their Great West Business Unit. Mr. Clancy is a member of the Board of Directors of Incyte Corporation. Mr. Clancy has an MBA from Columbia Business School in New York City and received his B.S. in business administration from Babson College in Wellesley, MA. We believe Mr. Clancy is qualified to serve as a member of our board of directors due to his extensive financial and executive leadership experience at large multi-national pharmaceutical companies.

Director Not Standing for Re-election

Name	Age	Present Position with Agios Pharmaceuticals, Inc.
Kevin P. Starr	52	Chairman of the Board, Director

Kevin P. Starr has served as a member of our board of directors since June 2008. Since April 2007, Mr. Starr has been a Partner of Third Rock Ventures, a venture capital firm. From January 2003 to March 2007, Mr. Starr was an entrepreneur. From December 2001 to December 2002, Mr. Starr served as chief operating officer of Millennium. He also served as Millennium’s chief financial officer from December 1998 to December 2002. Mr. Starr currently serves on the board of directors of Alnylam. Mr. Starr also serves on the boards of publicly-traded biopharmaceutical companies Sage Therapeutics and Zafgen, Inc., as well as on the boards of private life sciences companies PanOptica, Inc., MyoKardia, Inc., Global Blood Therapeutics, Inc., and Afferent Pharmaceuticals. Mr. Starr received an M.S. in Corporate Finance from Boston College and a B.A. in Mathematics and Business from Colby College. Mr. Starr’s qualifications to serve on our board of directors include executive management roles with responsibility over key financial and business planning functions, including extensive experience in the oversight of financial audits, the design and implementation of financial controls, and corporate governance best practices. In addition, as an entrepreneur and venture capitalist, Mr. Starr has focused on the formation, development and business strategy of multiple start-up companies.

On March 10, 2015, Mr. Starr notified us of his decision not to stand for re-election to our board of directors when his current term expires at our 2015 annual meeting of stockholders. Mr. Starr will continue to serve as the chairman of the Board, a member of the audit committee, and the chair of the nominating and corporate governance committee until the conclusion of the 2015 annual meeting of stockholders. Our board of directors plans to appoint a new chairman of the board in conjunction with the end of Mr. Starr’s term at the 2015 annual meeting of stockholders.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Agios Pharmaceuticals, Inc. is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our officers, directors and employees, corporate governance guidelines and charters for our audit committee, our compensation committee, our nominating and governance committee and our science and technology committee. We have posted copies of our code of business conduct and ethics and corporate governance guidelines, as well as each of our committee charters, on the Corporate Governance page of the Investors & Media section of our website, www.agios.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or NASDAQ listing standards. We will also provide copies of these documents, as well as our other corporate governance documents, free of charge, to any stockholder upon written request to Lora Pike, Investor Relations, before May 31, 2015 at 38 Sidney Street — 2nd Floor, Cambridge, MA 02139 and after May 31, 2015 at 88 Sidney Street, Cambridge MA 02139.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Agios and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Agios;

•	a majority of the members of our board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	our Board and its committees will conduct a self-evaluation periodically to determine whether they are functioning effectively.

Director Determination of Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Drs. Schenkein and Cantley and Mr. Karsen, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our board of directors also determined that Drs. Cole and Maraganore and Mr. Starr and Mr. Clancy, who comprise our audit committee, Drs. Maraganore and Tessier-Lavigne, Mr. Nelsen and Ms. Foster-Cheek, who comprise our compensation committee, and Dr. Cole and Mr. Starr, who are members of our nominating and corporate governance committee, satisfy the independence standards for such committees established by the Securities and Exchange Commission and the NASDAQ Listing Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including each of the transactions described below in “Certain Relationships and Related Party Transactions,” the beneficial ownership of our capital stock by each non-employee director and all other facts and circumstances our board of directors deemed relevant in determining independence.

Board Leadership Structure

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has determined that the roles of chairman of the board and chief executive officer should be separated at the current time. Accordingly, our Board has appointed Mr. Starr, an independent director within the meaning of NASDAQ Listing Rules (see “Director Determination of Independence” above), as the chairman of the board of directors. Mr. Starr possesses an in-depth knowledge of our issues, opportunities and challenges. We believe he is the person best positioned to ensure our board of directors’ time and attention is focused on the most critical matters. Our board of directors believes Mr. Starr is a decisive leader who commands accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and strategic partners. Mr. Starr’s duties as chairman of the board include the following:

•	chairing meetings of the independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board or any committee;

•	facilitating communications between other members of our board and the chief executive officer;

•	preparing or approving the agenda for each board meeting;

•	determining the frequency and length of board meetings and recommending when special meetings of our board should be held; and

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Communications with Our Board of Directors” below).

Our board decided to separate the roles of chairman and chief executive officer because it believes that leadership structure offers the following benefits:

•	increasing the independent oversight of Agios and enhancing our board’s objective evaluation of our chief executive officer;

•	freeing the chief executive officer to focus on company operations instead of board administration;

•	providing the chief executive officer with an experienced sounding board;

•	providing greater opportunities for communication between stockholders and our board;

•	enhancing the independent and objective assessment of risk by our board; and

•	providing an independent spokesman for our company.

On March 10, 2015, Mr. Starr notified us of his decision not to stand for re-election to our board of directors when his current term expires at our 2015 annual meeting of stockholders. Mr. Starr will continue to serve as the chairman of the Board, a member of the audit committee, and the chair of the nominating and corporate governance committee until the conclusion of the 2015 annual meeting of stockholders. Our board of directors plans to appoint a new chairman of the board in conjunction with the end of Mr. Starr’s term at the 2015 annual meeting of stockholders.

Director Nomination Process

Director Qualifications

In evaluating director nominees the nominating and corporate governance committee will consider among other things the following factors:

•	reputation for personal and professional integrity, honesty and adherence to high ethical standards;

•	demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of our company;

•	strong finance experience;

•	commitment to understand our company and its industry;

•	interest and ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications, including diversity, for its candidates for membership on the board of directors. The committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of our company and its stockholders. The committee believes it is appropriate for our chief executive officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies a new nominee that meets the criteria above. The committee generally inquires of our board of directors and members of management for their recommendations. The committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of suggested candidates. Final candidates, if other than our current directors, would be interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

At the 2015 annual meeting, stockholders will be asked to consider the election of Ms. Foster-Cheek, who has been nominated for election as director for the first time. During 2014, Ms. Foster-Cheek was appointed by our Board as a new director. Ms. Foster-Cheek was originally proposed to the nominating and corporate governance committee by an executive officer and our board determined to include her among its nominees.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Agios Pharmaceuticals, Inc. 88 Sidney Street, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications with Our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, MA 02139. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Board Meetings and Attendance

Our board of directors met five times during our fiscal year 2014, including telephonic meetings. During that year, each of our directors attended 75% or more of the aggregate number of meetings of the board of directors and the committees on which they served.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of our then-serving directors attended our 2014 annual meeting of stockholders.

Board Committees

We have four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the science and technology committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the “Investors & Media — Corporate Governance” section of our website at www.agios.com.

Audit Committee

The members of our audit committee are Mr. Clancy, Drs. Cole and Maraganore, and Mr. Starr. Mr. Clancy is the chair of the audit committee. Our board of directors has determined that Mr. Clancy and Mr. Starr qualify as audit committee financial experts within the meaning of SEC regulations and the NASDAQ Listing Rules. In making this determination, our board has considered the formal education and nature and scope of each such director’s previous experience, coupled with past and present service on various audit committees.

Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met six times during fiscal year 2014, including telephonic meetings. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	recommending to our board whether the audited financial statements should be included in our annual report;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 23 of this proxy statement.

Compensation Committee

The members of our compensation committee are Drs. Maraganore and Tessier-Lavigne, Mr. Nelsen and, effective December 2014, Ms. Foster-Cheek. Dr. Tessier-Lavigne is the chair of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee met eight times during fiscal year 2014. The compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	making recommendations to our board with respect to the compensation of our chief executive officer, and reviewing and approving the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis”; and

•	preparing the compensation committee report required by SEC rules, which is included on page 40 of this proxy statement.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Dr. Cole and Mr. Starr. Mr. Starr is the chair of the nominating and corporate governance committee. Our board of directors plans to appoint another director to serve on the nominating and corporate governance committee in conjunction with the end of Mr. Starr’s term at the 2015 annual meeting of stockholders. The nominating and corporate governance committee met three times during fiscal year 2014. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each committee of our board of directors;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending corporate governance principles to the board; and

•	overseeing periodic evaluations of the board.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”.

Science and Technology Committee

The members of our science and technology committee are Drs. Cantley and Tessier-Lavigne. Dr. Tessier-Lavigne is the chair of the science and technology committee. The science and technology committee assists our board’s oversight of our research and development activities. The science and technology committee met four times during fiscal year 2014, including telephonic meetings. The committee’s responsibilities include:

•	reviewing, evaluating, and advising our board and management regarding our long-term strategic goals and objectives and the quality and direction of our research and development programs;

•	monitoring and evaluating trends in research and development, and recommending to our board and management emerging technologies for building the company’s technological strength;

•	recommending approaches to acquiring and maintaining technology positions (including but not limited to contracts, grants, collaborative efforts, alliances, and capital);

•	advising our board and management on the scientific aspects of business development transactions;

•	regularly reviewing the company’s research and development pipeline;

•	assisting our board with its oversight responsibility for enterprise risk management in areas affecting the company’s research and development; and

•	reviewing such other topics as delegated to the science and technology committee from time to time by our board.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, the potential impact of these risks on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. The science and technology committee assists the Board’s oversight of the Company’s research and development activities. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Risk Considerations in our Compensation Program

We along with our compensation committee of our board of directors have reviewed the compensation policies and practices for all of our employees and believe any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or its operations. In reaching this conclusion, the compensation committee and we considered several factors, including the following:

•	the establishment of base salaries consistent with our executive officers’ responsibilities and market comparable companies to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, which is intended to encourage strategies and actions that are in our company’s long-term best interests;

•	vesting periods for equity compensation awards that reward sustained stock price appreciation;

•	the evaluation of company performance (which drives the amount of cash and number of shares available for grant under our contingent annual performance-based cash incentive and annual equity incentive programs, respectively) based on a variety of long- and short-term objectives in which no single objective is given substantial weight, thus diversifying the risk associated with any single indicator of performance; and

•	the discretion available to our compensation committee not to apply fixed formulae in assessing our company performance, thus enabling the compensation committee to, among other things, (a) eliminate the potential incentive for management to conduct activities that are in the company’s annual goals, but which may not, due to new data or other inputs, ultimately prove to be in the best interest of stockholders, and (b) reward management for making decisions that are in the long-term best interest of our product development programs, even when those decisions result in the failure to meet short-term objectives.

Director Compensation

We compensate non-employee members of the board of directors for their service. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees. The non-employee members of our board of directors are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings.

In March 2014 our board of directors, upon the recommendation of our compensation committee, established the following compensation guidelines for non-employee board members:

•	each non-employee director receives an option to purchase 25,000 shares of common stock upon their initial election to the board;

•	each non-employee director receives an option to purchase 12,500 shares of common stock at each annual meeting following their election to the board;

•	each non-employee director receives $35,000 per year;

•	each new non-employee chairman of the board receives an additional $30,000 per year;

•	each non-employee director who serves on a committee of the board receives additional compensation as follows:

¡	the chairperson of the audit committee receives $15,000 per year and an annual grant of an option to purchase 1,500 shares of common stock at each annual meeting;

¡	each member of the audit committee, other than the chairperson, receives $7,500 per year;

¡	the chairperson of the compensation committee receives $10,000 per year and an annual grant of an option to purchase 750 shares of common stock at each annual meeting;

¡	each member of the compensation committee, other than the chairperson, receives $5,000 per year;

¡	the chairperson of the nominating and corporate governance committee receives $7,000 per year and an annual grant of an option to purchase 750 shares of common stock at each annual meeting;

¡	each member of the nominating and corporate governance committee, other than the chairperson, receives $3,500 per year;

¡	the chairperson of the science and technology committee receives $10,000 per year and an annual grant of an option to purchase 750 shares of common stock at each annual meeting; and

¡	each member of the science and technology committee, other than the chairperson, receives $5,000 per year.

The stock options granted to our non-employee directors have an exercise price equal to the fair market value of our common stock on the date of grant, expire ten years after the date of grant, and are subject to vesting based upon a director’s continued service on our board.

To the extent that a non-employee director has other responsibilities, such director may receive additional compensation to the extent as deemed necessary by our board of directors.

Pursuant to a consulting agreement, Dr. Cantley previously served as a special scientific consultant to us, with a commitment of one day per week, for which he was paid $175,000 annually. The agreement was terminated on May 31, 2014 and, during 2014, Dr. Cantley was paid approximately $73,000 for his services.

Prior to joining the board of directors, pursuant to a consulting agreement Ms. Foster-Check served as an independent consultant to us, for which she was paid an aggregate of $30,000 in 2014. The agreement was terminated on December 5, 2014.

In 2014, certain of our independent directors were compensated pursuant to compensation guidelines that were established by our board, upon the recommendation of our compensation committee, in September 2013. These guidelines were reviewed and updated in March 2014. The following table sets forth information concerning the compensation for our non-employee directors during the fiscal year ended December 31, 2014 based upon the guidelines that were in effect in 2014:

				As of December 31, 2014
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)	Shares Held	Options to Purchase Common Stock
Lewis C. Cantley, Ph.D.(2)	$30,000	$285,648(3)	$315,648	363,636	157,954
Paul J. Clancy	$50,000	$319,926(4)	$369,926	—	37,500
Douglas G. Cole, M.D.	$34,500	$285,648(3)	$320,148	1,861	12,500
Kaye Foster-Cheek(5)	$8,750	$1,828,447(6)	$1,837,197	—	25,000
Perry Karsen	$26,250	$285,648(3)	$311,898	—	12,500
John M. Maraganore, Ph.D.	$44,375	$285,648(3)	$330,023	50,689	22,500
Robert T. Nelsen	$30,000	$285,648(3)	$315,648	2,230	12,500
Kevin P. Starr(7)	$59,625	$302,787(8)	$362,412	26,519	13,250
Marc Tessier-Lavigne, Ph.D.	$55,000	$319,926(9)	$374,926	101,009	29,113

(1)	Amounts listed represent the aggregate fair value amount computed as of the grant date of the option awards granted during 2014 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, Share-Based Payments, of the Notes to our Consolidated Financial Statements filed on our Annual Report on Form 10-K, filed with the SEC on February 24, 2015.

(2)	Excludes approximately $73,000 in compensation paid to Dr. Cantley through May 31, 2014 pursuant to a consulting agreement under which Dr. Cantley served as a special scientific consultant to us, with a commitment of one day per week.

(3)	Represents options to purchase 12,500 shares of common stock granted during 2014 for service on our board of directors. The shares subject to this option vest in full on May 30, 2015.

(4)	Represents options to purchase 14,000 shares of common stock granted to Mr. Clancy during 2014 for service on our board of directors and as chairperson of the audit committee. The shares subject to this option vest in full on May 30, 2015.

(5)	Excludes approximately $30,000 in compensation paid to Ms. Foster-Cheek through December 5, 2014 pursuant to a consulting agreement under which Ms. Foster-Cheek served as an independent consultant to us. The agreement was terminated prior to Ms. Foster-Cheek joining our board of directors.

(6)	Represents options to purchase 25,000 shares of common stock granted to Ms. Foster-Cheek during 2014 upon her initial election to the board of directors, of which 25% will vest on December 9, 2015 with the remaining shares will vest monthly thereafter in equal increments over 36 months.

(7)	Mr. Starr will continue to serve as the chairman of the board, a member of the audit committee, and the chair of the nominating and corporate governance committee until the conclusion of the 2015 annual meeting of stockholders and will not stand for re-election at the 2015 annual meeting.

(8)	Represents an option to purchase 13,250 shares of common stock granted to Mr. Starr during 2014 for service on our board of directors and as chairperson of the nominating and corporate governance committee. The shares subject to this option vest in full on May 30, 2015.

(9)	Represents options to purchase 14,000 shares of common stock granted Dr. Tessier-Lavigne during 2014 for service on our board of directors and as chairperson of the compensation and science and technology committees. The shares subject to this option vest in full on May 30, 2015.

Dr. Schenkein, one of our directors who also serves as our chief executive officer, does not receive any additional compensation for his service as a director.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors or executive officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive and Director Compensation Processes

The compensation committee generally meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with the chief executive officer or the chief operating officer. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation. The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The compensation committee directly engaged Radford, an AON Hewitt company, during the fiscal year ended December 31, 2014. Radford did not determine or make recommendations to the compensation committee regarding the amount or form of compensation of our executive officers or directors for fiscal year ended December 31, 2014, other than to consult the compensation committee on our compensation program, which includes base salaries, annual performance-based cash incentives and equity incentive awards.

Historically, the compensation committee has made, or has recommended that the independent members of the Board make, most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the last quarter of the year and the first quarter of the following year. However, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. The compensation committee is responsible for making determinations regarding compensation of our executive officers other than our chief executive officer, making changes to pre-approved salary ranges, salary increases, equity awards, incentive payments and pre-approved equity ranges for new hires and high performers, the initiation of offerings under our 2013 employee stock purchase plan and making material changes to benefits offered to our employees. In addition, the compensation committee makes recommendations to our board of directors regarding the compensation of directors and the chief executive officer, and the determination of the size of annual “evergreen” increases to the number of shares reserved under our 2013 stock incentive plan and 2013 employee stock purchase plan.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, consisting of independent directors, as it deems appropriate. During fiscal year 2014, the compensation committee did not form or delegate authority to such subcommittees. During fiscal year 2014, the compensation committee delegated to the chief executive officer, or if the chief executive officer was unavailable, the chief operating officer, decision-making authority related to initial salary levels and salary adjustments, incentive payments and option grants for all non-executive officers, and non-material changes to employee benefits. Such delegated decision-making is governed by guidelines established by the compensation committee.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. We have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014 and discussed them with Company management and Ernst & Young LLP, the Company’s independent registered public accounting firm.

We have received from, and discussed with, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, we have discussed with Ernst & Young LLP its independence from management and the Company, have received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with us concerning independence, and have considered the compatibility of non-audit services with the auditors’ independence.

Based on the review and discussions referred to above, we recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Paul J. Clancy (chairperson)

Douglas G. Cole

John M. Maraganore

Kevin P. Starr

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 24, 2015:

Name	Age	Position(s)
David P. Schenkein, M.D.	57	Chief Executive Officer
J. Duncan Higgons	60	Chief Operating Officer
Scott Biller, Ph.D.	59	Chief Scientific Officer
Chris Bowden, M.D.	54	Chief Medical Officer
Glenn Goddard	44	Senior Vice President, Finance

The biography of David P. Schenkein, M.D. can be found under “Members of the Board of Directors Continuing in Office.”

J. Duncan Higgons joined Agios in May 2009 as chief operating officer. Prior to joining Agios, Mr. Higgons worked at Archemix Corporation, a privately held biopharmaceutical company, from 2006 to 2009, where he most recently served as president, chief operating officer and interim chief executive officer. Prior to Archemix, Mr. Higgons served as the chief commercial officer at TransForm Pharmaceuticals, Inc., a privately-held biotechnology company which was acquired by Johnson & Johnson Company. Mr. Higgons holds a B.Sc. in Mathematics from King’s College University of London and an M.Sc. in Economics from London Business School.

Scott Biller, Ph.D. joined Agios in September 2010 as chief scientific officer, with more than 25 years of drug discovery and development experience. Most recently, from 2003 to September 2010, Dr. Biller was vice president and head of global discovery chemistry at the Novartis Institutes for Biomedical Research, an affiliate of publicly-traded biopharmaceutical company Novartis AG. Prior to that, Dr. Biller held the positions of vice president, pharmaceutical candidate optimization at the BMS Pharmaceutical Research Institute, a division of Bristol-Myers Squibb, and executive director of drug discovery chemistry for the Bristol-Myers Squibb research site in Lawrenceville, New Jersey. Among his other key leadership positions at BMS, Dr. Biller was the executive director of metabolic diseases chemistry. He contributed to the drug candidate pipelines at both BMS and Novartis, culminating in two medicines launched worldwide (Onglyza® for the treatment of Type 2 diabetes and Juxtapid® for familial hypercholesterolemia) and three additional drugs reaching phase 3 clinical development. Dr. Biller earned a S.B. degree in Chemistry at MIT, a Ph.D. in Organic Chemistry at Caltech and was an NIH Postdoctoral Fellow at Columbia University focusing on natural product synthesis.

Chris Bowden, M.D. joined Agios as chief medical officer in May 2014. He has more than 17 years of experience in clinical drug development, including the approval of several cancer medicines. Prior to joining Agios, Dr. Bowden was vice president product development oncology, franchise lead (Signaling Group) at Genentech, a member of the Roche Group, a global healthcare company. During Dr. Bowden’s eight years at Genentech, he was responsible for the successful development of a number of novel targeted oncology medicines, including Zelboraf® for patients with BRAF V600E positive melanoma and Tarceva® for patients with EGFr activating mutation positive, non-small cell lung cancer. From 2003 to 2006, Dr. Bowden was the executive director for EMEA (Europe, Middle East, Africa) regions for Bristol-Myers Squibb. In this role, he led medical affairs strategies for cancer, immunology and pain medicines. Earlier, Dr. Bowden held positions of increasing responsibility in oncology clinical development, Phases I-III at Pharmacia Corporation and Janssen Pharmaceutical, Inc., each of which is a pharmaceutical company. Prior to his industry experience, Dr. Bowden was on the oncology faculty at the University of Virginia Health Science Center where he participated in numerous industry and cooperative group trials. Dr. Bowden received his medical degree from Hahnemann University School of Medicine in Philadelphia followed by internal medicine training at Roger Williams Medical Center and the Providence VA Medical Center, Rhode Island. He completed his medical oncology fellowship at the National Cancer Institute Medicine Branch. Dr. Bowden is board certified in internal medicine and medical oncology.

Glenn Goddard joined Agios in July 2010 as vice president, finance, and was promoted to senior vice president, finance in September 2013. Mr. Goddard brings more than 10 years of experience in emerging private and public platform-based biopharmaceutical companies. Prior to joining Agios, Mr. Goddard worked from 2004 to 2010 at Archemix, where he most recently served as the vice president of finance. During his time at Archemix Mr. Goddard oversaw all aspects of financial operations. Prior to Archemix, Mr. Goddard was the corporate controller of ImmunoGen, Inc., a publicly traded oncology-focused biopharmaceutical company. During his time at ImmunoGen, Mr. Goddard was responsible for external financial reporting, financial planning and tax compliance, and initiated the company’s Sarbanes-Oxley compliance efforts. Earlier in his career, Mr. Goddard was an audit supervisor within the Technology, Communication and Entertainment group of Ernst & Young LLP and an audit manager at Feeley & Driscoll, P.C. Mr. Goddard is a graduate of Bentley College, where he earned a B.S. in Accountancy, and is a certified public accountant in the Commonwealth of Massachusetts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation committee is responsible for reviewing and approving, or recommending for approval by the board of directors, the compensation of our named executive officers, including salary, cash and equity incentive compensation levels, severance arrangements, change in control benefits and other forms of executive compensation. This committee is also responsible for evaluating our company’s performance against its goals and making related recommendations to our board, assessing the performance of our executive officers, and ensuring our compensation program is aligned with the objectives described below and competitive with those of other companies in our industry that compete with us for talent. This section discusses the principles underlying our compensation committee’s policies and decisions with respect to the compensation of our named executive officers.

Our named executive officers for 2014 were as follows:

•	Dr. Schenkein, our chief executive officer;

•	Mr. Higgons, our chief operating officer;

•	Dr. Biller, our chief scientific officer;

•	Dr. Bowden, our chief medical officer; and

•	Mr. Goddard, our senior vice president, finance.

Executive Summary

2014 was an excellent year for the company. We made outstanding progress in advancing each of our three investigational medicines in clinical development. Two of our investigational medicines, AG-221 and AG-120, showed evidence of important clinical activity in patients with advanced hematological malignancies. Our third investigational medicine, AG-348, showed significant evidence of mechanistic activity through pathway activation in a clinical trial in healthy volunteers for pyruvate kinase deficiency, a rare genetic disease. We initiated phase 1 trials with AG-221 and AG-120 in advanced solid tumors. We also continued to expand and advance our research pipeline in both fields of cancer metabolism and rare genetic disorders of metabolism. These successes have created significant value for our stockholders, as the price of our common stock on the NASDAQ Global Select Market appreciated 367.8% during 2014. Our common stock was the top performing stock among our 2014 peer group during the year in terms of total shareholder return. Based on our significant achievements in 2014, the compensation committee determined and the board approved that we exceeded our company goals for 2014 (135% of target). We have a strong executive team and, in order to foster future success of the company, we reward our executives in a manner that reinforces our strong pay-for-performance philosophy and culture.

Compensation Objectives and Philosophy

Our mission is to apply our scientific leadership in the field of cellular metabolism to transform the lives of patients with cancer and rare genetic disorders of metabolism, which are a subset of orphan genetic metabolic diseases. Our compensation committee believes that the most effective compensation program is one that rewards value creation for stockholders and progress towards achieving our mission and that promotes company performance. The objectives of our compensation program are to:

•	attract and retain superior executive officers and other employees with outstanding skills and values who contribute to our long-term success;

•	provide incentives that motivate and reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and

•	align executives’ interests with those of stockholders by rewarding the achievement of short- and long-term strategic and financial goals, which we believe serves to enhance short- and long-term value creation for our stockholders.

To achieve its objectives, our compensation committee evaluates our executive compensation program with the goal of setting total compensation at levels that align with our culture, total rewards strategy, size and life stage. Specifically, our compensation committee targets base salaries at the 50th percentile of our peer group, as discussed below, and seeks to ensure that such salaries reflect each executive’s level of experience, performance and responsibility and that such levels are competitive with those of other companies in our industry and region that compete with us for executive talent. Our compensation program links a substantial portion of our named executive officers’ compensation to the achievement of scientific, business, organizational and operational goals such as progress in our clinical trials and research programs; key research and development achievements; maintaining the strong financial health of the company, including implementation of appropriate financing strategies; maintaining key strategic relationships; addition and development of internal competencies, including retention of high-performing employees; and achievement of desired financial metrics. Our compensation committee targets this annual performance-based cash incentive compensation at the 50th percentile of our peer group. In addition, we provide a significant portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in the appreciation of our stock price. Our compensation committee considers a host of factors in comparison to the named peers when determining equity incentive compensation for our executive officers, including annual long-term incentive values, annual equity awards expressed as a percent of total shares outstanding, total annual and cumulative dilution, the retentive value of outstanding awards and total equity ownership. Given the dynamic biopharmaceutical market, the compensation committee does not overemphasize any one perspective. Rather, the committee takes a holistic perspective, further considering the achievement of company goals and how that impacts total shareholder return, when determining actual award levels for the named executive officers. This framework is applied consistently for all our employees. We believe that targeting overall compensation in this manner is necessary and appropriate in order to attract and retain the quality of talent we need to successfully grow our business, achieve our challenging goals, and differentiate ourselves from those companies against which we compete for talent. However, any given individual employee’s compensation may vary from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, his or her experience and other qualifications, internal parity relative to similar positions within the company, and individual or company performance relative to performance goals and the peer group to ensure appropriate pay-for-performance alignment. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance.

Overview of Executive Compensation Process

As a part of determining executive officer performance and compensation, our compensation committee receives recommendations from our chief executive officer (except with respect to his own compensation and performance). Our chief executive officer’s performance is evaluated directly by the compensation committee and approved by the board. Evaluations of each of our named executives is based on our overall corporate performance against annual goals that are approved by the board of directors at the beginning of each year, as discussed in more detail below.

The compensation committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the compensation committee in performing its responsibilities and to terminate the services of the consultant if the compensation committee deems it appropriate. In 2014, the compensation committee utilized the services of Radford, an AON Hewitt company, to assist it in fulfilling its responsibilities. Radford was retained exclusively by the compensation committee and has not been retained by management to perform any work for the company other than projects performed at the direction of the compensation committee. Radford provides analysis and recommendations regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation benchmarking;

•	compensation practices of our peer group;

•	compensation philosophy and programs for executives and broad-based employees;

•	stock utilization and other metrics; and

•	board of directors compensation.

In addition, we subscribe to Radford’s various global annual and specialized life sciences and general industry surveys on an ongoing basis. Radford advised the compensation committee on all of the principal aspects of executive compensation, including executive new hire compensation arrangements. Radford consultants attend meetings of the compensation committee, including executive sessions in which executive compensation issues are discussed, when requested to do so. Radford reports to the compensation committee and not to management, although they meet with management for purposes of gathering information for their analyses and recommendations. The compensation committee annually evaluates its engagement of compensation consultants, and selected Radford to advise with respect to compensation matters based on Radford’s industry experience and reputation, which our compensation committee concluded give Radford useful context and knowledge to advise it.

Annual base salaries for the year, and annual performance-based cash incentives and equity incentive awards for all employees for the prior year are generally determined in the first quarter of the year based on company and individual performance of the prior year, as well as other factors, including compensation trends in the biopharmaceutical industry and among our benchmark peers. In December 2013, the compensation committee reviewed the performance of each of our named executive officers for 2013 and presented its recommendations for 2014 salaries, 2013 annual cash incentives and stock option awards for each named executive officer to the board of directors for approval, which recommendations were approved by the board in March 2014. In February 2015, the compensation committee approved 2015 salaries, 2014 annual cash incentives and annual stock option awards for our named executive officers, except for the chief executive officer. With respect to our chief executive officer, the compensation committee reviewed his performance and presented its recommendations for his 2015 salary, 2014 annual cash incentives and annual stock option awards to the board for approval, which recommendations were approved by the board.

Defining and Comparing Compensation Benchmarks

The compensation committee benchmarks our executive compensation against a peer group of companies to determine competitiveness and market trends. The compensation committee reviews the companies in our peer group annually, reviews Radford’s recommendations regarding which companies should be included in the peer group, and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. The compensation committee also annually reviews the executive pay practices of other similarly-situated companies as reported by Radford through industry surveys and proxy analysis. These surveys are generally specific to the biopharmaceutical and biotechnology sector. We request customized reports of these surveys so that the compensation data reflect the practices of companies that are similar to us. The compensation committee considers this information when making determinations for each element of compensation.

In developing the peer group of companies for 2014 compensation decisions, our compensation committee, with the assistance of Radford, established a peer group of 17 publicly traded, national and regional companies in the biopharmaceutical industry that was selected based on a balance of the following criteria:

•	companies whose market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus are similar to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or other public documents.

Based on these criteria, our peer group for 2014 was comprised of the following companies:

ACADIA Pharmaceuticals, Inc.	Clovis Oncology, Inc.	Receptos, Inc.

Acceleron Pharma, Inc.	Epizyme, Inc.	Sangamo Biosciences, Inc.

Alnylam Pharmaceuticals, Inc.	Infinity Pharmaceuticals, Inc.	Sarepta Therapeutics

Array BioPharma Inc.	Lexicon Pharmaceuticals	Stemline Therapeutics, Inc.

bluebird bio, Inc.	OncoMed Pharmaceuticals	Synageva BioPharma Corp.

Celldex Therapeutics, Inc.	Portola Pharmaceuticals, Inc.

In evaluating the total compensation of our named executive officers for 2014, Radford also compared the total compensation of our executive leadership team to a broader biotechnology industry group, with a focus on companies with 25 to 250 employees and with a market capitalization between $200 million and $5 billion.

The compensation committee believes the compensation practices of our peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers. Notwithstanding the similarities of the peer group to our company, due to the nature of our business, we compete for executive talent with many companies that are larger and more established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require that our compensation committee vary from its historic compensation practices or deviate from its general compensation philosophy under certain circumstances.

For the purposes of 2015 compensation decisions, the compensation committee, with the advice of Radford, examined the peer group list and, with reference to market capitalization, therapeutic area, stage of development, number of employees and other key business metrics, approved the following biopharmaceutical companies as our 2015 peer group:

ACADIA Pharmaceuticals, Inc.	Epizyme, Inc.	PTC Therapeutics, Inc.

Acceleron Pharma, Inc.	Merrimack Pharmaceuticals, Inc.	Receptos, Inc.

Alnylam Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.	Sangamo Biosciences, Inc.

bluebird bio, Inc.	Novavax, Inc.	Synageva BioPharma Corp.

Celldex Therapeutics, Inc.	Ophthotech Corporation

Clovis Oncology, Inc.	Portola Pharmaceuticals, Inc.

The 2015 peer group represents a group of companies more similar to us in key measures than the list we used in 2014, in light of our substantial growth and clinical program advancement in 2014. Specifically, Array BioPharma, Infinity Pharmaceuticals, Inc., Lexicon Pharmaceuticals, OncoMed Pharmaceuticals, Sarepta Therapeutics, and Stemline Therapeutics, Inc. were removed from the 2014 list, either because they were undergoing management and business changes or their market value were at the low end or below the targeted range at the time the peer group was reviewed. Merrimack Pharmaceuticals, Inc., Neurocrine Biosciences, Inc., Novavax, Inc., Ophthotech Corporation and PTC Therapeutics, Inc. were added.

Executive Compensation Elements

The primary elements of our executive compensation program are:

•	base salary;

•	annual performance-based cash incentives;

•	equity incentive awards;

•	severance and change in control benefits;

•	broad-based health and welfare benefits; and

•	401(k) plan.

We do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our compensation committee, after reviewing information provided by our compensation consultant and other relevant data, exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components. We generally strive to provide our executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain talent, while providing incentives to maximize long-term value for our company and our stockholders.

Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of incentive compensation to incent and reward performance based on specific annual goals. To further focus our executives on longer-term performance and the creation of stockholder value, we rely upon equity-based awards that vest over a meaningful period of time. In addition, we provide our executives with benefits that are available to all employees, including medical, vision and dental insurance; life and disability insurance; medical and dependent care flexible spending accounts; an employee stock purchase plan; and a 401(k) plan. Finally, we offer our executives severance benefits to incentivize them to continue to strive to achieve stockholder value in connection with change in control situations.

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our executive officers. Base salaries for our executive officers typically are established through arm’s length negotiation at the time the executive officer is hired, taking into account the position for which the executive officer is being considered and the executive officer’s qualifications, prior experience and prior salary. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee reviews and evaluates, with input from our chief executive officer, the need for adjustment of the base salaries of our executive officers based on changes and expected changes in the scope of an executive officer’s responsibilities, including promotions, the individual contributions made by and performance of the executive officer during the prior year, the executive officer’s performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well-qualified person, our overall growth and development as a company and general salary trends in our industry and among our peer group and where the executive officer’s salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. No formulaic base salary increases are provided to our executive officers.

Based on a review of market data provided by Radford, the current compensation levels of our named executive officers and company performance and individual contributions, in December 2013, our compensation committee recommended to the board of directors for approval, and the board approved, salary increases for each of our named executive officers for 2014. The 2014 base salaries of each of our named executive officers were:

	2013 Base Salary	2014 Base Salary	% Increase over 2013
Dr. Schenkein(1)	$425,000	$500,000	17.6%
Mr. Higgons(2)	$350,008	$375,000	7.1%
Dr. Biller	$376,000	$387,300	3.0%
Dr. Bowden(3)	$—	$395,000	—%
Mr. Goddard(4)	$300,000	$309,000	3.0%

(1)	The increase reflects a 3% merit increase and a 14.6% market adjustment following a review of his base salary versus similar positions in our 2014 peer group, to better align with the target level within our peer group.

(2)	The increase reflects a 3% merit increase and a 4.1% market adjustment following a review of his base salary versus similar positions in our 2014 peer group, to better align with the target level within our peer group.

(3)	Dr. Bowden joined the company in May 2014.

(4)	In connection with the promotion of Mr. Goddard from the position of vice president, finance to the position of senior vice president, finance on and effective August 28, 2013, our compensation committee approved an increase in Mr. Goddard’s annual base salary from $253,707 to $300,000, effective September 1, 2013.

Annual Performance-based Cash Incentives

We have designed our annual performance-based cash incentive program to emphasize pay-for-performance and to reward our executive officers for the achievement of our performance during the preceding year guided by specified annual corporate and individual goals. Historically, each named executive officer has been eligible, at our board of directors’ discretion, to receive an annual performance-based cash incentive, which we also refer to as an annual cash incentive, in an amount corresponding to a percentage of his base salary. The amount of the annual cash incentive for the chief executive officer is determined by our board of directors, based upon the recommendation of our compensation committee and the amount of the annual cash incentive for all other named executive officers is determined by our compensation committee. In making such determinations and recommendations, the compensation committee examined the totality of anticipated and unanticipated achievements by us and each named executive officer in the preceding year, including our performance against specific scientific, research, clinical, operational and financial company goals. In recent years, these annual company goals have primarily focused on the advancement of our lead programs.

Our compensation committee has targeted annual cash incentive levels for our executives at the 50% percentile of our peer group. Our compensation committee has authority to adjust the incentive percentage each year in connection with its review of each executive officer’s performance. Individual performance may, in some cases, be a factor that could lead the committee to pay an individual at a level below or above that determined for company-wide performance.

Under our 2014 annual incentive program, cash incentive awards are determined by first establishing a cash incentive pool, which is then allocated among all eligible plan participants, and then multiplying that sum by a modifier recommended by our compensation committee and approved by our board of directors based on our performance as measured against the 2014 company goals. Below is the list of the company goals considered by our executive leadership team and compensation committee in their respective assessment of company performance against such 2014 goals:

•	Complete AG-221 dose escalation phase, report data and initiate expansion cohorts by late 2014;

•	Advance AG-120 into clinical trials in liquid and solid tumors in early 2014;

•	Advance AG-348 into clinical trials in mid-2014, complete enrollment to normal healthy volunteer single ascending dose and multiple ascending does studies by late 2014;

•	Advance research pipeline in both cancer metabolism and rare genetic diseases of metabolism;

•	Achieve a year end cash balance of greater than $130 million; and

•	Evolve our organization consistent with Agios core values and culture.

In December 2014, our executive leadership team recommended to our compensation committee that our company’s performance against 2014 goals be assessed at a modifier of 135% based on the following significant achievements in 2014:

•	Continued to advance AG-221-C-001-A1 dose escalation, initiated expansion cohorts in October 2014, and reported data at two major medical meetings in April and December 2014 showing robust clinical activity and durable responses in patients with advanced hematological malignancies treated with AG-221;

•	Initiated two phase 1 trials with AG-120 in liquid and solid tumors in March 2014, and reported data at a major medical meeting in November 2014 showing evidence of important clinical activity in patients with advanced hematological malignancies treated with AG-120;

•	Initiated and completed a normal healthy volunteer single ascending dose study with AG-348, completed enrollment of a normal healthy volunteer multiple ascending dose study with AG-348, and reported data from these two trials at a major medical meeting in December 2014 showing important evidence of mechanistic activity, activating the pathway, in normal healthy volunteers for pyruvate kinase deficiency;

•	Initiated a phase 1/2 trial with AG-221 in advanced solid tumors;

•	Continued to advance research pipeline in both cancer metabolism and rare genetic diseases of metabolism;

•	Ended 2014 with a cash balance of $467 million, substantially exceeding the cash balance goal of $130 million; and

•	Continued to build the organization and internal competencies consistent with our core values and culture.

Based on these significant advances we made on our 2014 goals, the company performance multiplier for 2014 was set at 135% by our board of directors upon the recommendation of the compensation committee. Based on company and individual performance, our board of directors approved, upon the recommendation of the compensation committee, the 2014 cash incentive payment for the chief executive officer, and the compensation committee approved the 2014 cash incentive payouts for all other named executive officers as follows:

	Target Award of Base Salary	2014 Actual Cash Incentive Payment ($)	2014 Actual Cash Incentive Payment (% of Target Award)
Dr. Schenkein	55%	371,250	135%
Mr. Higgons	40%	202,500	135%
Dr. Biller, Ph.D.	40%	209,142	135%
Dr. Bowden, M.D.(1)	40%	135,577	135%
Mr. Goddard	35%	131,402	122%

(1)	Dr. Bowden joined the company in May 2014 and received a pro-rated cash incentive for 2014.

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Because our executives benefit from stock options only if our stock price increases relative to the stock option’s exercise price through the creation of shareholder value, we believe stock options provide meaningful incentives to our executives to achieve increases in the value of our stock over time. In addition, the vesting feature of our equity grants contributes to executive retention by providing an incentive to our executives to remain employed by us during the vesting period.

Equity compensation represents the largest at-risk component of our executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We use stock options to compensate our executive officers in the form of initial grants in connection with the commencement of employment, generally on an annual basis thereafter. None of our executive officers is currently party to an employment agreement that provides for an automatic award of stock options. We grant stock options to our executive officers with both time-based and performance-based vesting. The options that we grant to our executive officers with time-based vesting typically become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date, and as to an additional 1/48th of the shares underlying the option monthly thereafter. The options that we grant to our executive officers with performance-based vesting become exercisable upon the attainment of certain preclinical, clinical and regulatory milestone events recommended by our compensation committee and approved by our board of directors. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability; provided that, for certain of our executive officers, in the case of termination without cause or for good reason, as such terms are defined in the respective employment offer letters, either before or after a change in control, a portion or all of the shares underlying unvested awards will accelerate and become exercisable. The exercise price of all stock options equals the fair market value of shares of our common stock on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents.

In determining the size of the annual stock option grants to our named executive officers, our compensation committee, with the assistance from Radford, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the executive officers and the vesting terms of such prior awards, as well as industry and peer group benchmark data.

Our compensation committee made equity incentive awards to our named executive officers in the amounts set forth in the table below during 2014, which corresponded to generally the 75th percentile of our peer group with respect to equity incentive compensation. In the case of each stock option award, these grants were based on the named executive officer’s existing equity incentive holdings, level of responsibility within our company, equity ownership in relation to the peer group benchmark, and the compensation committee’s subjective assessment of the named executive officer’s individual performance and our overall company performance, in each case without reference to any specific metric.

	2014 Equity Incentive Awards
Dr. Schenkein	160,000	(1)
Mr. Higgons	80,000	(1)
Dr. Biller, Ph.D.	80,000	(1)
Dr. Bowden, M.D.	120,000	(2)
Mr. Goddard	40,000	(1)
	10,000	(3)

(1)	On March 5, 2014, our board of directors approved the grant of these stock option awards at an exercise price of $31.64. The options are time-based options of which 25% of the shares underlying the award will vest on the first anniversary of the grant date and the remaining shares will vest monthly thereafter in equal increments over 36 months.

(2)	On May 31, 2014, our board of directors approved the grant of a stock option to purchase 120,000 shares of our common stock to Dr. Bowden at an exercise price of $35.16 upon his joining the company. The option is a time-based option of which 25% of the shares underlying the award will vest on the first anniversary of the grant date and the remaining shares will vest monthly thereafter in equal increments over 36 months.

(3)	On September 24, 2014, our board of directors approved the grant of 10,000 restricted stock units to Mr. Goddard, upon the recommendation of the compensation committee, in recognition of his role in the success of the company in 2015. Each restricted stock unit represents a contingent right to receive one share of our common stock and all units will vest on September 24, 2015.

2015 Executive Officer Compensation

In February 2015, our compensation committee and our board approved 2015 base salaries and annual stock option awards to our named executive officers. Salary increases were made effective as of January 1, 2015. The compensation committee also approved the 2015 annual cash incentive target award percentages, which remained unchanged from 2014. The payouts for 2015 annual cash incentives will be based on our performance against specific research, clinical, operational and financial company goals. These decisions were based on the executive compensation philosophy principles described earlier in this discussion, including our compensation committee’s assessment of achievement of company performance goals during 2014 and significant appreciation in our stock price over the past year.

Severance and Change in Control Benefits

Pursuant to employment offer letters we have entered into with our named executive officers, our named executive officers are entitled to specified severance payments and equity acceleration benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. Generally speaking, in the event of a termination of a named executive officer without cause or by a named executive officer for good reason other than in connection with a change in control, then, subject to an effective release of claims, such executive other than our chief executive officer shall be entitled to receive accelerated vesting of 25% of his equity awards and our chief executive officer shall be entitled to receive accelerated vesting of 100% of his equity awards. In addition, upon a change in control, and subject to an effective release of claims, each of our executive officers will be entitled to accelerated vesting of 75% of his then-outstanding equity awards, with the remaining 25% continuing to vest in accordance with the vesting schedule for such awards. If, within a specified period after the change in control, an executive officer is terminated without cause or leaves for good reason, then his remaining unvested equity awards shall immediately vest and become exercisable in full. Please refer to “— Employment Offer Letters” for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments made and other benefits provided to executives under various termination circumstances, under the caption “— Potential Payments Upon Termination or Change in Control” below.

We believe that providing these benefits helps us compete for executive talent. These benefits are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change of control of the company.

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $17,500 in 2014, and have the amount of the reduction contributed to the 401(k) plan. Participants that will turn age 50 in 2014 are also eligible to make “catch-up” contributions, which in 2014 may be up to an additional $5,500 above the statutory limit.

Perquisites

We do not provide significant perquisites or personal benefits to our named executive officers.

Anti-Hedging and Pledging Policy

Our insider trading policy expressly prohibits all of our employees, including our named executive officers, as well as our directors, from engaging in speculative transactions in our stock, including short sales, puts/calls, hedging transactions and margin accounts or pledges.

No Tax Gross-ups

We do not provide for any tax gross-up payments to our executive officers.

Accounting and Tax Considerations

While our compensation committee generally considers the financial accounting and tax implications to our company of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2014. For example, Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than its chief financial officer) whose compensation is required to be reported to stockholders by reason of being among the three most highly paid executive officers. Qualified performance-based compensation is not subject to the deduction limitation if specified requirements are met by us. We will periodically review the potential consequences of Section 162(m) on the various elements of our executive compensation program. Our board of directors or compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers during the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David P. Schenkein, M.D.(4)	2014	$500,000		$3,486,013	$371,250	$1,978	$4,359,241
Chief Executive Officer	2013	$425,000		$957,057	$204,000	$3,005	$1,589,062
	2012	$425,000		$134,513	$136,000	$2,764	$698,277
J. Duncan Higgons	2014	$375,000		$1,743,752	$202,500	$1,978	$2,323,230
Chief Operating Officer	2013	$350,008		$478,525	$147,003	$2,708	$978,244
	2012	$350,008		$117,699	$98,002	$2,665	$568,374
Scott Biller, Ph.D.	2014	$387,300		$1,743,788	$209,142	$2,271	$2,342,501
Chief Scientific Officer	2013	$376,000		$478,525	$157,920	$3,099	$1,015,544
	2012	$376,000		$117,699	$105,280	$3,052	$602,031
Christopher Bowden, M.D.(5)	2014	$251,432	$120,000	$2,917,823	$135,577	$1,066	$3,425,898
Chief Medical Officer	2013	-		-	-	-	-
	2012	-		-	-	-	-
Glenn Goddard(6)	2014	$309,000		$1,373,852	$131,402	$1,928	$1,816,182
Sr. Vice President, Finance	2013	$269,138		$1,076,959	$117,000	$2,336	$1,465,433
	2012	$253,707		$53,805	$30,445	$2,264	$340,221

(1)	Amounts listed represent the aggregate fair value amount computed as of the grant date of the option awards granted during 2014, 2013 and 2012 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, Share-Based Payments, of the Notes to our Consolidated Financial Statements filed on our Annual Report on Form 10-K, filed with the SEC on February 24, 2015: the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock.

(2)	Amounts represent awards to our named executive officers under our annual performance-based cash incentive program. See “Annual Performance-based Cash Incentives” for a description of that program. Annual cash incentive compensation for 2014 was earned in 2014 and paid in 2015, annual cash incentive compensation for 2013 was earned in 2013 and paid in 2014, and annual cash incentive compensation for 2012 was earned in 2012 and paid in 2012.

(3)	Amounts represent the dollar value of group life insurance premiums paid during the fiscal year with respect to life insurance for the named executive officer, as well as premiums paid by us for short- and long-term disability insurance policies consistent with those provided to all of our employees.

(4)	Dr. Schenkein also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.

(5)	Dr. Bowden’s annual base salary is $395,000. Dr. Bowden joined the company as chief medical officer in May 2014 and his base salary reported is pro-rated in 2014. Included in his bonus for 2014 is a sign-on bonus of $120,000. Dr. Bowden was eligible to participate in the annual cash incentive program with his award being pro-rated. Dr. Bowden received a stock option award upon hire.

(6)	In connection with the promotion of Mr. Goddard from the position of vice president, finance to the position of senior vice president, finance on and effective August 28, 2013, our compensation committee approved an increase in Mr. Goddard’s annual base salary from $253,707 to $300,000, effective September 1, 2013.

2014 Grants of Plan-Based Awards

The following tables sets forth information concerning each grant of an award made to a named executive officer during the fiscal year ended December 31, 2014 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received:

			2014 Grants of Plan-Based Awards
	Date of Grant	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name			Threshold ($)	Target ($)	Maximum ($)
David P. Schenkein, M.D.(3)			-	275,000	-
	3/5/14	3/5/14						160,000	(4)	31.64	3,486,013
Duncan Higgons(3)			-	150,000	-
	3/5/14	3/5/14						80,000	(4)	31.64	1,743,752
Scott Biller, Ph.D.(3)			-	154,920	-
	3/5/14	3/5/14						80,000	(4)	31.64	1,743,788
Christopher Bowden, M.D.(3)			-	92,166	-
	5/31/14	5/31/14						120,000	(5)	35.16	2,917,823
Glenn Goddard			-	108,150	-
	3/5/14	3/5/14						40,000	(4)	31.64	871,452
	9/24/14	9/24/14				10,000	(6)				502,000

(1)	Amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, payable under our annual incentive cash program as described above under “Annual Performance-based Cash Incentives.” Actual amounts paid are presented above under the same caption.

(2)	Amounts listed represent the aggregate fair value amount computed as of the grant date of the awards granted in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, Share-Based Payments, of the Notes to our Consolidated Financial Statements filed on our Annual Report on Form 10-K, filed with the SEC on February 24, 2015.

(3)	All equity awards held by our named executive officers are subject to vesting acceleration upon termination of employment, as further described in the “— Employment, Severance and Change in Control Arrangements” section below.

(4)	On March 5, 2014, our board of directors approved this grant at an exercise price of $31.64, the fair market value on the date of grant. The options are time-based options, and 25% of the shares underlying the option will vest on the first anniversary of the grant date and the remaining shares will vest monthly thereafter in equal increments over 36 months.

(5)	On May 31, 2014, our board of directors approved this grant at an exercise price of $35.16, the fair market value on the date of grant, upon Dr. Bowden joining the company. The option is a time-based option, and 25% of the shares underlying the option will vest on the first anniversary of the grant date and the remaining shares will vest monthly thereafter in equal increments over 36 months.

(6)	On September 24, 2014, our board of directors approved the grant of 10,000 restricted stock units to Mr. Goddard. Each restricted stock unit represents a contingent right to receive one share of our common stock and all units will vest on September 24, 2015.

Outstanding Equity Awards at Fiscal Year-end

The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2014:

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (#)
David P. Schenkein, M.D.(1)
	08/13/2009	300,837	-		-		$0.31	08/12/2019
	08/13/2009	208,393	-		-		$0.31	08/12/2019
	03/02/2011	31,818	4,545	(2)	-		$0.47	03/01/2021
	04/06/2012	54,546	18,181	(3)	-		$2.34	04/05/2022
	04/28/2013	-	-		136,363	(4)	$9.05	04/29/2023
	03/05/2014	-	160,000	(10)	-		$31.64	03/04/2024
J. Duncan Higgons(1)
	08/13/2009	68,762	-		-		$0.31	08/12/2019
	08/13/2009	25,454	-		-		$0.31	08/12/2019
	08/13/2009	8,264	-		-		$0.31	08/12/2019
	03/26/2010	36,363	-		-		$0.31	03/25/2020
	03/02/2011	3,181	455	(2)	-		$0.47	03/01/2021
	03/02/2011	10,681	228	(5)	-		$0.47	03/01/2021
	04/06/2012	47,727	15,909	(3)	-		$2.34	04/05/2022
	04/30/2013	-	-		68,181	(4)	$9.05	04/29/2023
	03/05/2014	-	80,000	(10)	-		$31.64	03/04/2024
Scott Biller, Ph.D.(1)
	12/07/2010	4,500	7,500	(6)	-		$0.47	12/06/2020
	12/07/2010	-	-		12,363	(7)	$0.47	12/06/2020
	12/07/2010	89,181	-		-		$0.47	12/06/2020
	04/06/2012	47,727	15,909	(3)	-		$2.34	04/05/2022
	04/30/2013	-	-		68,181	(4)	$9.05	04/29/2023
	03/05/2014	-	80,000	(10)	-		$31.64	03/04/2024
Chris Bowden(1)
	05/31/2014	-	120,000	(10)	-		$35.16	05/30/2024
Glenn Goddard
	09/15/2011	454	2,046	(8)	-		$0.69	09/14/2021
	04/06/2012	-	7,273	(3)	-		$2.34	04/05/2022
	04/30/2013	89	3,636	(9)	-		$9.05	04/29/2023
	08/28/2013	18,333	36,667	(10)	-		$23.10	08/27/2023
	030/5/2014	-	40,000	(10)	-		$31.64	03/04/2024
	09/24/2014	-	-		-		-	-	10,000	(11)	1,120,400

(1)

If the executive officer’s employment is terminated by us without cause or by such named executive officer for good reason, as defined in his respective offer letter, prior to a change in control, the vesting of such named executive officer’s option and restricted stock awards shall accelerate, such that (a) in the case of such a termination of the employment of Dr. Schenkein, all shares under any such awards held by him shall vest and (b) in the case of such a termination of the employment of Mr. Higgons or Drs. Biller and Bowden, 25% of the original number of shares under any such awards held by Mr. Higgons or Dr. Biller, as applicable, shall vest. The vesting of any option or restricted stock award held by a named executive officer shall be partially accelerated upon a change of control, such that 75% of the then unvested shares under any such award shall become vested. In addition, if a named executive officer’s employment is terminated by or an acquirer or us without cause or by a named executive officer for good reason within 18 months following a change of control, all of such named executive officer’s option and restricted stock awards shall vest in full. See “Employment, Severance and Change in Control Arrangements” below for further details.

(2)	The shares underlying this option vest as follows: 33% upon the FDA’s approval of our first IND application; 67% vest in approximately equal monthly installments over the following two years. On July 19, 2013, the FDA approved our first IND application, and 33% of the shares underlying the option vested; the remaining shares will continue to vest monthly through July 18, 2015.

(3)	The shares underlying this option vest as follows: 25% upon the identification of our second preclinical development candidate, as determined by our board of directors; 50% upon receipt of evidence of clinical efficacy or achievement of a pharmacodynamic endpoint, in each case, as defined within a clinical trial protocol with respect to any development candidate; and 25% on the first anniversary of the first date that both of the aforementioned milestones were achieved. On April 30, 2013, our board of directors determined the first milestone was achieved as of March 18, 2013, and 25% of the shares underlying the option vested. Our board of directors determined the second milestone was achieved as of April 4, 2014, and 50% of the shares underlying the option vested.

(4)	The shares underlying this option vest as follows: 50% upon the initiation of our first pivotal clinical trial, as determined by our board of directors; and 50% upon the submission to the FDA of our first New Drug Application or foreign equivalent, as determined by our board of directors.

(5)	The unvested shares are scheduled to vest in approximately equal monthly installments through January 31, 2015.

(6)	The unvested shares commence vesting upon the acceptance by Celgene of two development candidates under our collaboration agreement, at which point the shares will vest as follows: 25% immediately, with monthly vesting for the remaining unvested shares over the following three years. On April 30, 2013, our board of directors determined that this milestone was achieved as of March 18, 2013, and 25% of the shares underlying the option vested.

(7)	The unvested shares commence vesting upon the closing of a significant new strategic collaboration, as determined by our board of directors, at which point the shares underlying this option will vest as follows: 25% immediately, with monthly vesting for the remaining unvested shares over the following three years.

(8)	The unvested shares are scheduled to vest in approximately equal monthly installments through September 15, 2015.

(9)	The shares underlying this option vest as follows: 25% upon the acceptance by the FDA of the our second Investigational New Drug application (or non-U.S. regulatory equivalent), as determined by the our board of directors, 50% upon receipt of evidence of clinical efficacy or achievement of a pharmacodynamic endpoint, in each case, as defined within a clinical trial protocol with respect to any development candidate; and 25% on the first anniversary of the first date that both of the aforementioned milestones were achieved. On January 21, 2014, our board of directors determined that first such milestone was achieved and 25% of the shares underlying the option vested. The performance criteria for the second performance milestone was met on April 4, 2014, resulting in the vesting of the option as to 7,273 shares, and the remaining 3,636 shares will vest on April 4, 2015.

(10)	The unvested shares will vest as follows: 25% on the first anniversary of the grant date with the remaining shares vesting monthly thereafter in equal increments over 36 months.

(11)	The unvested Restricted Stock Units will vest 100% on the first anniversary of the grant date.

Option Exercises and Stock Vested

	Options Award
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
David Schenkein, M.D.	118,000	5,590,265
J. Duncan Higgons	181,745	7,470,192
Scott Biller, Ph.D.	141,000	6,760,894
Chris Bowden, M.D.	-	-
Glenn Goddard	86,500	3,769,159

(1)	The value realized when the stock options were exercised represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the stock options.

Employment, Severance and Change in Control Arrangements

Employment Offer Letters

We have entered into employment offer letters with each of our named executive officers pursuant to which such executive officer is employed “at will,” meaning he or we may terminate the employment arrangement at any time. Such offer letters establish the executive officer’s title, initial compensation arrangements, eligibility for benefits made available to employees generally, and, in the case of Drs. Schenkein, Biller and Bowden, and Mr. Higgons, also provide for certain benefits upon termination of employment under specified conditions. The following summarizes such termination benefits:

Benefits Provided Upon Termination without Cause or for Good Reason

Under the terms of the offer letters we have entered into with each of Drs. Schenkein, Biller and Bowden, and Mr. Higgons, subject to the execution and effectiveness of a release of claims against us, if such executive officer’s employment is terminated by us without cause or by such executive officer for good reason, as defined in such offer letters, prior to a change of control, as defined in such offer letters, we will be obligated to (i) pay an amount equal to his then-current monthly base salary for a period of 12 months and his target annual cash incentive in a lump sum, (ii) continue to provide such executive officer with health and dental insurance consistent with the then-current benefit plans provided by us for a period of 12 months and (iii) accelerate the vesting of such executive officer’s option and restricted stock awards, such that (a) in the case of such a termination of the employment of Dr. Schenkein, all shares under any such awards held by him shall vest and (b) in the case of such a termination of the employment of Mr. Higgons or Drs. Biller or Bowden, 25% of the original number of shares under any such awards held by Mr. Higgons or Drs. Biller or Bowden, as applicable, shall vest.

Benefits Provided Upon a Change in Control

Under the terms of the offer letters we have entered into with each of Drs. Schenkein, Biller and Bowden, and Mr. Higgons, the vesting of any option award held by such executive officers shall be partially accelerated upon a change of control, such that 75% of the then unvested shares under any such award shall become vested. In addition, if such executive officer’s employment is terminated, by us or our acquirer without cause or by such executive officer for good reason, within 18 months following a change of control, (i) such executive officer will be entitled to the severance benefits described above under “Benefits Provided Upon Termination without Cause or for Good Reason” and (ii) all of such executive officer’s option and restricted stock awards shall vest in full.

Other Agreements

We have entered into non-competition, non-solicitation, confidentiality and assignment agreements with each of our named executive officers. Under the non-competition, non-solicitation, confidentiality and assignment agreements, each named executive officer has agreed (i) not to compete with us during his employment and for a period of one year after the termination of his employment, (ii) not to solicit our employees or customers during his employment and for a period of one year after the termination of his employment, (iii) to protect our confidential and proprietary information, and (iv) to assign to us related intellectual property that is developed during the course of his employment and for a period of six months after the termination of his employment, that results from tasks assigned by us or that results from the use of our property, premises, or confidential information.

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurred on December 31, 2014 are set forth in the table below. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

Triggering Event
Name	Benefit	Change in Control (Without Termination of Employment) ($)	Resignation For Good Reason or Termination Without Cause (Other Than Upon or Within 18 Months Following a Change In Control) ($)	Resignation For Good Reason or Termination Without Cause Upon or Within 18 Months Following a Change-in- Control ($)
David P. Schenkein, M.D.	Severance Payments	—	500,000(1)	500,000(1)
	Bonus Payment	—	275,000(2)	275,000(2)
	Continuation of Benefits	—	3,215(3)	3,215(3)
	Market Value of Stock Vesting(4)	22,057,556(5)	29,410,074(6)	29,410,074(6)

	Total	22,057,556	30,188,289	30,188,289

J. Duncan Higgons	Severance Payments	—	375,000(1)	375,000(1)
	Bonus Payment	—	150,000(2)	150,000(2)
	Continuation of Benefits	—	3,215(3)	3,215(3)
	Market Value of Stock Vesting(4)	11,456,695(5)	3,818,898(7)	15,275,292(6)

	Total	11,456,695	4,347,113	15,803,507

Scott Biller, Ph.D.	Severance Payments	—	387,300(1)	387,300(1)
	Bonus Payment	—	154,920(2)	154,920(2)
	Continuation of Benefits	—	3,215(3)	3,215(3)
	Market Value of Stock Vesting(4)	13,061,665(5)	4,353,888(7)	17,415,552(6)

	Total	13,061,665	4,899,323	17,960,987

Chris Bowden, M.D.	Severance Payments	—	395,000(1)	395,000(1)
	Bonus Payment	—	158,000(2)	158,000(2)
	Continuation of Benefits	—	3,215(3)	3,215(3)
	Market Value of Stock Vesting(4)	6,919,200(5)	2,306,400(7)	9,225,600(6)

	Total	6,919,200	2,862,615	9,781,815

Glenn Goddard	Severance Payments	—	—	—
	Bonus Payment	—	—	—
	Continuation of Benefits	—	—	—
	Market Value of Stock Vesting(4)	—	—	—

	Total	—	—	—

(1)	Represents twelve monthly payments of each executive’s monthly base salary from the time of termination.

(2)	Represents a lump sum payment equal to each executive’s target annual cash incentive bonus.

(3)	Represents the cost of continued health and dental benefits. These benefits are payable until 12 months following termination.

(4)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2014, or $112.04 per share.

(5)	Represents the acceleration of vesting as to 75% of the original number of common shares subject to options held by the executive.

(6)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.

(7)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2014.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2013 Stock Incentive Plan	3,805,420	$17.19	639,975
2013 Employee Stock Purchase Plan	—	—	327,272	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	3,805,420	$17.19	1,021,247

(1)	Consists of 320,113 shares of our common stock available for future issuance under the 2013 ESPP and 7,159 shares of our common stock subject to outstanding rights to purchase stock under the 2013 ESPP.

Compensation Committee Interlocks and Insider Participation

For 2014, the members of our compensation committee were Dr. Tessier-Lavigne (chairperson), Dr. Maraganore, Mr. Nelson and, effective December 2014, Ms. Foster-Cheek, each of whom is an independent director. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the fiscal year ended December 31, 2014.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Marc Tessier-Lavigne (chairperson)

Kaye Foster-Cheek

John M. Maraganore

Robert T. Nelson

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2014, we have engaged in the following transactions with our directors and executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Public Offerings

In April 2014, we completed a public offering of 2,000,000 shares of our common stock at a public offering price of $44.00 per share. The Company received net proceeds from this offering of $82.3 million, after deducting underwriting discounts, commissions and expenses payable by the Company. Celgene purchased 294,800 shares of the Company’s common stock in the offering. In addition, the Company granted the underwriters the right to purchase up to an additional 300,000 shares of its common stock which was exercised in May 2014 resulting in additional net proceeds to the Company of $12.4 million, after underwriting discounts and commissions paid by the Company.

In December 2014, the Company completed a public offering of 1,986,455 shares of its common stock at a public offering price of $110.75 per share. The Company received net proceeds from this offering of $206.9 million, after deducting underwriting discounts, commissions and expenses payable by the Company. In addition, the Company granted the underwriters the right to purchase up to an additional 297,968 shares of its common stock which was exercised in December 2014 resulting in additional net proceeds to the Company of $31.0 million, after underwriting discounts and commissions paid by the Company.

Cantley Consulting Agreement

In July 2010, we entered into a consulting agreement with Lewis C. Cantley, Ph.D., a member of our board of directors, under which Dr. Cantley was paid $175,000 annually to serve as a special scientific consultant to us, with a commitment of one day per week. As of May 31, 2014 the agreement was terminated and during 2014, Dr. Cantley was paid $73,000 under the agreement for his services.

Foundation Medicine

In March 2013, we entered into a master services agreement with Foundation Medicine. Under that agreement, Foundation Medicine has agreed, on a non-exclusive basis, to provide mutation analysis for the clinical trials in our IDH1 and IDH2 programs. Through December 31, 2014 we have incurred approximately $672,000 of costs. Dr. Schenkein, our chief executive officer and a director, is a director of Foundation Medicine.

Policies and Procedures for Related Party Transactions

In June 2013, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and their immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

Our related persons transaction policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and the board has directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm is not required by Delaware law or our certificate of incorporation or our bylaws. However, the board is submitting the audit committee’s selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2014 and 2013, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$760,000	$702,500
Audit Related Fees(2)	—	—
Tax Fees(3)	45,150	48,915
All Other Fees(4)	1,985	2,725

Total	$807,135	$754,140

(1)	Audit fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2014 audit fees is $98,000 of fees billed in connection with our secondary public offerings in April and December 2014 and $12,000 of fees related to our S-8 filing in February 2014; included in the 2013 audit fees is $517,500 of fees billed in connection with our initial public offering.

(2)	Audit related fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2014 or 2013.

(3)	Tax fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP.

(4)	All other fees consist of database subscription fees paid to Ernst & Young LLP.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining such independence.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee may also delegate to one or more subcommittees or an individual member of our audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a subcommittee or member of our audit committee pursuant to this delegated authority is reported on at the next meeting of our audit committee.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2016 must be received by us no later than December 31, 2015, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2016 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2015 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our board of directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2016 annual meeting of stockholders, such a proposal must be received by us no earlier than February 24, 2016 and no later than March 25, 2016. However, if the date of the annual meeting is more than 20 days earlier or more than 60 days later than such anniversary date, notice must be received not later than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2016 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to:

Min Wang

Agios Pharmaceuticals, Inc.

88 Sidney Street

Cambridge, MA 02139

OTHER MATTERS

We do not know of any business that will be presented for consideration or action by the stockholders at the annual meeting other than that described in this proxy statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

AGIOS PHARMACEUTICALS, INC. 88 SIDNEY STREET Attn: Min Wang CAMBRIDGE, MA 02139-4137

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees

01 Douglas G. Cole, MD 02 Kaye Foster-Cheek 03 John M. Maraganore, PhD

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2 Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date .....

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

AGIOS PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

June 23, 2015 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Schenkein, J. Duncan Higgons and Glenn Goddard, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AGIOS PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, EDT on June 23, 2015, at our offices, 88 Sidney Street, Cambridge, MA 02139 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side